Exhibit 99.1

Egalet Receives FDA Tentative Approval for Expanded Label for ARYMO® ER (morphine sulfate) C-II, an Extended-Release Morphine Product Formulated with Abuse-Deterrent Properties for Treatment of Chronic Pain
—Intranasal abuse-deterrent claim to be added to ARYMO ER prescribing information label—

Wayne, Penn. — December 15, 2017 — Egalet Corporation (Nasdaq: EGLT) (Egalet), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced that the U.S. Food and Drug Administration (FDA) has granted tentative approval for an expanded label for ARYMO ER (morphine sulfate) extended-release (ER) tablets C-II for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. The FDA has issued tentative approval for a supplement submitted earlier in 2017 to update the ARYMO ER prescribing information with data from a Category 2/3 intranasal human abuse potential (HAP) study and an intranasal abuse-deterrent claim. This data was previously excluded from the label at original new drug application (NDA) approval due to exclusivity granted to another company. The final approval is expected to be granted when the exclusivity period expires on October 2, 2018.

ARYMO ER, developed using Egalet’s proprietary Guardian™ Technology—a physical and chemical barrier approach to abuse deterrence without the use of an opioid antagonist—creating tablets that are difficult to manipulate for the purpose of misuse and abuse, was approved on January 9, 2017. Results from in vitro testing demonstrated that ARYMO ER tablets, in comparison to non-abuse-deterrent morphine sulfate extended-release (ER) tablets, have increased resistance to cutting, crushing, grinding or breaking using a variety of tools. Due to its physical and chemical properties, ARYMO ER is expected to make abuse by injection difficult.

“Given that extended-release morphine is the most frequently prescribed ER opioid for individuals living with chronic pain and the majority of those prescriptions are in easy to abuse formulations, we believe that strengthening the ARYMO ER label to include additional abuse-deterrent data is an important improvement for chronic pain patients and their communities,” said Mark Strobeck, Ph.D., chief operating officer of Egalet. “While opioids should be reserved for situations when all other alternative therapies have been tried, when opioids are needed, having abuse-deterrent options is important.”

The Category 2/3 intranasal HAP study was conducted in accordance with the FDA Guidance for Industry, Abuse-Deterrent Opioids — Evaluation and Labeling. It was a single-center, randomized, double-blind, double-dummy, active and placebo-controlled, five period crossover study which assessed the abuse potential of ARYMO ER versus

MS Contin® (non-abuse-deterrent morphine sulfate extended-release tablets) in 46 nondependent, recreational opioid users when administered intranasally. The study met its primary endpoint, demonstrating that after insufflation, manipulated ARYMO ER led to significantly (P<0.0001) less drug liking compared with crushed MS Contin. The study also concluded that subjects administered manipulated ARYMO ER intranasally reported a significantly decreased likelihood to take the drug again (P<0.0001) compared with crushed MS Contin. Consistent with these findings, manipulated ARYMO ER demonstrated a similar pharmacokinetic (PK) profile to intact ARYMO ER, whereas crushed MS Contin’s PK profile was consistent with conversion of an opioid from an extended-release to an immediate release absorption profile.

Guardian™ Technology

Egalet’s Guardian Technology has many applications and has been used to develop abuse-deterrent forms of commonly abused prescription medications. Egalet’s proprietary Guardian Technology is a polymer matrix tablet technology that utilizes a novel application of the well characterized manufacturing process of injection molding, which results in tablets that are hard and difficult to manipulate for misuse and abuse. This approach offers the ability to design tablets with controlled-release profiles as well as physical and chemical properties that have been demonstrated to resist both common and rigorous methods of manipulation. Tablets manufactured with Guardian Technology have been shown to have increased resistance to physical methods of manipulation, such as cutting, crushing, grinding or breaking, using a variety of mechanical and electrical tools. They are also resistant to chemical manipulation and attempts at extraction and turn into a viscous hydrogel on contact with liquid, making syringeability very difficult.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Developed using Guardian Technology, Egalet is looking to partner its pipeline of clinical-stage, product candidates including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com. For additional information about Egalet, please visit egalet.com.

IMPORTANT SAFETY INFORMATION

WARNING: ADDICTION, ABUSE, and MISUSE; LIFE-THREATENING RESPIRATORY DEPRESSION; ACCIDENTAL INGESTION; NEONATAL OPIOID WITHDRAWAL SYNDROME; AND RISKS FROM CONCOMITANT USE WITH BENZODIAZEPINES OR OTHER CNS DEPRESSANTS

Addiction, Abuse, and Misuse

ARYMO® ER exposes patients and other users to the risks of opioid addiction, abuse, and misuse, which can lead to overdose and death. Assess each patient’s risk prior to prescribing ARYMO ER, and monitor all patients regularly for the development of these behaviors or conditions

Life-Threatening Respiratory Depression

Serious, life-threatening, or fatal respiratory depression may occur with use of ARYMO ER. Monitor for respiratory depression, especially during initiation of ARYMO ER or following a dose increase. Instruct patients to swallow ARYMO ER tablets whole; crushing, chewing, or dissolving ARYMO ER tablets can cause rapid release and absorption of a potentially fatal dose of morphine

Accidental Ingestion

Accidental ingestion of even one dose of ARYMO ER, especially by children, can result in a fatal overdose of morphine.

Neonatal Opioid Withdrawal Syndrome

Prolonged use of ARYMO ER during pregnancy can result in neonatal opioid withdrawal syndrome, which may be life-threatening if not recognized and treated, and requires management according to protocols developed by neonatology experts. If opioid use is required for a prolonged period in a pregnant woman, advise the patient of the risk of neonatal opioid withdrawal syndrome and ensure that appropriate treatment will be available.

Risks From Concomitant Use With Benzodiazepines Or Other CNS Depressants

Concomitant use of opioids with benzodiazepines or other central nervous system (CNS) depressants, including alcohol, may result in profound sedation, respiratory depression, coma, and death.

•                  Reserve concomitant prescribing of ARYMO ER and benzodiazepines or other CNS depressants for use in patients for whom alternative treatment options are inadequate.

•                  Limit dosages and durations to the minimum required.

•                  Follow patients for signs and symptoms of respiratory depression and sedation.

Medication Guide

ARYMO® ER (AIR ĭ mow) (morphine sulfate) extended-release tablets, CII

ARYMO ER is:

•           A strong prescription pain medicine that contains an opioid (narcotic) that is used to manage pain severe enough to require daily around-the-clock, long-term treatment with an opioid,

when other pain treatments such as non-opioid pain medicines or immediate-release opioid medicines do not treat your pain well enough or you cannot tolerate them.

•           A long-acting (extended-release) opioid pain medicine that can put you at risk for overdose and death. Even if you take your dose correctly as prescribed you are at risk for opioid addiction, abuse, and misuse that can lead to death.

•           Not for use to treat pain that is not around-the-clock.

Important information about ARYMO ER:

•           Get emergency help right away if you take too much ARYMO ER (overdose). When you first start taking ARYMO ER, when your dose is changed, or if you take too much (overdose), serious or life-threatening breathing problems that can lead to death may occur.

•           Taking ARYMO ER with other opioid medicines, benzodiazepines, alcohol, or other central nervous system depressants (including street drugs) can cause severe drowsiness, decreased awareness, breathing problems, coma, and death.

•           Never give anyone else your ARYMO ER. They could die from taking it. Store ARYMO ER away from children and in a safe place to prevent stealing or abuse. Selling or giving away ARYMO ER is against the law.

Do not take ARYMO ER if you have:

•           severe asthma, trouble breathing, or other lung problems.

•           a bowel blockage or have narrowing of the stomach or intestines.

Before taking ARYMO ER, tell your healthcare provider if you have a history of:

•           head injury, seizures

•           liver, kidney, thyroid problems

•           problems urinating

•           pancreas or gallbladder problems

•           abuse of street or prescription drugs, alcohol addiction, or mental health problems

Tell your healthcare provider if you are:

•           pregnant or planning to become pregnant. Prolonged use of ARYMO ER during pregnancy can cause withdrawal symptoms in your newborn baby that could be life-threatening if not recognized and treated.

•           breastfeeding. Not recommended during treatment with ARYMO ER. It may harm your baby.

•           taking prescription or over-the-counter medicines, vitamins, or herbal supplements. Taking ARYMO ER with certain other medicines can cause serious side effects and could lead to death.

When taking ARYMO ER:

•           Do not change your dose. Take ARYMO ER exactly as prescribed by your healthcare provider. Use the lowest dose possible for the shortest time needed.

•           Take your prescribed dose every 8 to 12 hours, as directed by your healthcare provider. Do not take more than your prescribed dose. If you miss a dose, take your next dose at the usual time.

•           Swallow ARYMO ER whole. Do not cut, break, chew, crush, dissolve, snort, or inject ARYMO ER because this may cause you to overdose and die.

•           ARYMO ER should be taken one tablet at a time. Do not pre-soak, lick, or wet the tablet before placing in your mouth to avoid choking on the tablet.

•           Call your healthcare provider if the dose you are taking does not control your pain.

•           Do not stop taking ARYMO ER without talking to your healthcare provider.

•           After you stop taking ARYMO ER, flush any unused tablets down the toilet.

While taking ARYMO ER DO NOT:

•           Drive or operate heavy machinery, until you know how ARYMO ER affects you. ARYMO ER can make you sleepy, dizzy, or lightheaded.

•           Drink alcohol or use prescription or over-the-counter medicines that contain alcohol. Using products containing alcohol during treatment with ARYMO ER may cause you to overdose and die.

The possible side effects of ARYMO ER are:

•           constipation, nausea, sleepiness, vomiting, tiredness, headache, dizziness, abdominal pain. Call your healthcare provider if you have any of these symptoms and they are severe.

Get emergency medical help if you have:

•           trouble breathing, shortness of breath, fast heartbeat, chest pain, swelling of your face, tongue, or throat, extreme drowsiness, light-headedness when changing positions, feeling faint, agitation, high body temperature, trouble walking, stiff muscles, or mental changes such as confusion.

These are not all the possible side effects of ARYMO ER. Call your doctor for medical advice about side effects.

To report SUSPECTED ADVERSE REACTIONS, contact Egalet US Inc. at 1-800-518-1084 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the potential impact of strengthening the ARYMO ER label; the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain and maintain regulatory approval of Egalet’s products and product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; the impact of strengthening any of the labels for Egalet’s products; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products that compete with Egalet’s that are or become available; general market conditions; and other risk factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:

E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: ir@egalet.com
Tel: 484-259-7370